AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 28th day of February, 2005, by and between Conexant Systems, Inc., a Delaware corporation (the “Company”), and Dwight W. Decker (the “Executive”).

WHEREAS, the Executive is currently serving the Company pursuant to an employment agreement between the parties hereto, dated as of January 15, 2004 (the “Prior Agreement”);

WHEREAS, pursuant to the terms of the Prior Agreement, the Executive had been serving the Company solely as an employee and non-executive Chairman of the Board;

WHEREAS, on November 9, 2004, at the request of the Board, the Executive resumed the position of Chief Executive Officer of the Company, while continuing to maintain his position as Chairman of the Board, and the parties hereto wish to set forth the terms and conditions of the Executive’s employment as Chief Executive Officer of the Company and Chairman of the Board;

WHEREAS, following the Executive’s current service as Chief Executive Officer of the Company, the parties hereto may agree at that time (but are not required to agree) that the Executive will continue to serve the Company as non-executive Chairman of the Board;

WHEREAS, in the event of such agreement at the time the Executive ceases his current service as Chief Executive Officer of the Company, and only in the event of such agreement, the parties hereto desire that the Executive continue to serve the Company as non-executive Chairman of the Board pursuant to terms and conditions that are substantially similar to the terms and conditions of the Prior Agreement;

WHEREAS, Appendix A to this Agreement sets forth terms and conditions that are substantially similar to the terms and conditions of the Prior Agreement;

WHEREAS, the parties hereto are also parties to an Employment Agreement dated as of December 15, 1998 (the “Continued Agreement”); and

WHEREAS, the parties hereto wish to enter into the arrangements set forth herein with respect to the terms and conditions of the Executive’s employment with the Company from and after the Effective Date (as defined in Section 2);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization are defined in Section 24. Except as specifically provided otherwise herein, this Agreement shall amend and restate in its entirety the Prior Agreement and shall replace and supersede any other employment agreements or arrangements between the Executive and the Company or any of its Affiliates or predecessors (other than the Continued Agreement) (the “Replaced Agreements”), which shall automatically be terminated and shall be of no further force or effect.

2. Term. Unless earlier terminated pursuant to Section 8, the term of the Executive’s employment hereunder in the positions referenced under Section 3 shall commence as of February 28, 2005 (the “Effective Date”) and shall conclude on November 9, 2006 (the “Employment Period”); provided that, beginning on November 9, 2006 and on each anniversary of that date thereafter, the Employment Period shall automatically be extended for a one-year period unless either party gives written notice to the other party at least sixty days prior to the expiration of the Employment Period (or extended Employment Period, as the case may be) that it no longer wishes such automatic one year extensions to continue.

3. Position and Duties. The Executive shall serve as Chief Executive Officer of the Company and as Chairman of the Board during the Employment Period. As Chief Executive Officer of the Company, the Executive shall render executive, policy, and other management services to the Company of the type customarily performed by persons serving in a similar capacity and as reasonably determined by the Board with regard to the Executive’s status and position within the Company. As Chairman of the Board, the Executive shall preside over all meetings of shareholders of the Company and of the Board, shall enforce the observance of the rules of order for meetings of shareholders and the Board, and shall render such services to the Company of the type customarily performed by persons serving in a similar capacity and as reasonably determined by the Board with regard to the Executive’s status and position within the Company. The Executive shall report directly to the Board. The Executive shall devote the Executive’s reasonable best efforts and substantially full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company during the Employment Period, it being understood that the Executive may, consistent with the other provisions of this Agreement, pursue other business interests, including but not limited to the Executive’s current positions and activities in respect of Mindspeed Technologies, Inc., Skyworks Solutions, Inc., Jazz Semiconductor, Inc., BCD Semiconductor, Inc. and Pacific Mutual Holding Company, and may devote time to managing the Executive’s personal investments and to charitable and community activities.

4. Place of Performance. During the Employment Period, the Executive’s primary place of employment and work location shall be Newport Beach, California, except for reasonable travel on Company business and as otherwise consented to by the Executive.

5. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”), which initially shall be $575,000. The Base Salary shall be reviewed by the Board or the Compensation and Management Development Committee of the Board (the “Compensation Committee”) no less frequently than annually and may be increased (but not decreased) at the discretion of the Board or the Compensation Committee. If the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the Employment Period. The Base Salary shall be payable monthly or in such other installments as shall be consistent with the Company’s payroll procedures in effect from time to time.

(b) Bonus. During the Employment Period, the Executive shall be eligible to earn an annual performance bonus in an amount determined at the discretion of the Board or the Compensation Committee for each fiscal year. However, in lieu of a cash bonus for the fiscal year ending September 30, 2005, the Company shall grant to the Executive a stock award pursuant to the terms of the Company’s 2001 Performance Share Plan (the “Performance Share Award”) covering 275,000 shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”). The Performance Share Award will be subject to vesting restrictions related to the performance of the Company, which vesting restrictions will lapse only upon the achievement of certain performance goals as provided in the terms and conditions of the Performance Share Award as approved by the Compensation Committee and made a part of the Performance Share Award. If and to the extent that such performance goals are not achieved, then, except as otherwise provided in this Agreement, the Executive will not receive a Payment (as such term is defined in the Company’s 2001 Performance Share Plan) with respect to that portion of the Performance Share Award, unless otherwise determined by the Board or the Compensation Committee.

(c) Other Equity Compensation. On July 1, 2005, the Company shall grant to the Executive options to purchase 300,000 shares of Company Common Stock, with an exercise price equal to the fair market value of the Company Common Stock on the date of grant, such options to become exercisable as follows: (i) 150,000 options will become exercisable on November 8, 2005; and (ii) 150,000 options will become exercisable on November 8, 2006 (such options, together with any options granted to the Executive after execution of this Agreement, collectively referred to as the “New Stock Options”). All options to purchase shares of Company Common Stock granted to the Executive prior to execution of this Agreement are herein sometimes referred to as the “Existing Stock Options.” The Existing Stock Options shall continue to vest during the Employment Period and shall be exercisable in accordance with the terms of each such Existing Stock Option grant.

(d) Benefits. During the Employment Period, the Executive will be entitled to all employee benefits (including, but not limited to, health, dental, life and disability insurance, 401(k) plan participation, and incentive plans and other arrangements). During the Employment Period, the Executive will also be entitled to all executive perquisites (including, but not limited to, financial planning, health club reimbursement and airline clubs) made available to senior executives of the Company. Nothing contained in this Agreement shall prevent the Company from terminating plans, changing carriers or effecting modifications in employee benefits coverage for the Executive as long as such modifications are Company-wide modifications that affect all similarly situated employees of the Company.

(e) Vacation; Holidays. Beginning as of November 9, 2004 and continuing through the Employment Period, the Executive shall be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which vacation days shall be taken at a reasonable time or times.

(f) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law.

6. Expenses. The Executive is expected and is authorized, subject to the business expense policies as determined by the Company, to incur reasonable expenses in the performance of the Executive’s duties hereunder, including the costs of entertainment, travel, and similar business expenses. The Company shall promptly reimburse the Executive for all such expenses upon periodic presentation by the Executive of an accounting of such expenses on terms applicable to senior executives of the Company.

7.

Confidentiality; Work Product.

(a) Information. The Executive acknowledges that the information, observations and data obtained by the Executive concerning the business and affairs of the Company and its Affiliates and their predecessors during the course of the Executive’s performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Company or its Affiliates and their predecessors of which the Executive becomes aware during such period. Therefore, the Executive agrees that the Executive will not at any time (whether during or after the Combined Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Executive’s own account, any of such information, observations, data or any Work Product (as defined below) or Copyrightable Work (as defined below) without the Board’s consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive’s acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Affiliates. The Executive agrees to deliver to the Company at the termination of the Executive’s employment, or at any other time the Company may request in writing (whether during or after the Combined Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Executive may then possess or have under the Executive’s control.

(b) Intellectual Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trade secrets, know-how, ideas, computer programs, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Affiliates and their predecessors that are conceived, developed, made or reduced to practice by the Executive while employed by the Company or any of its predecessors (“Work Product”) belong to the Company, and the Executive hereby assigns, and agrees to assign, all of the Executive’s rights, title and interest in and to the Work Product to the Company. Any copyrightable work (“Copyrightable Work”) prepared in whole or in part by the Executive in the course of the Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company shall own all rights therein. To the extent that it is determined, by any authority having jurisdiction, that any such Copyrightable Work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to the Company all of the Executive’s rights, title and interest, including, without limitation, copyright in and to such Copyrightable Work. The Executive shall promptly disclose such Work Product and Copyrightable Work to the Board and perform all actions reasonably requested by the Board (whether during or after the Combined Employment Period) to establish and confirm the Company’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(c) Enforcement. The Executive acknowledges that the restrictions contained in this Section 7 are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of this Section 7, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Executive.

8. Termination of Employment. Any termination of the Employment Period by the Company or the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period under the provision so indicated. Termination of the Employment Period shall take effect on the Date of Termination. The Employment Period shall be terminated under the following circumstances:

(a) Death. The Employment Period shall terminate upon the Executive’s death;

(b) By the Company. The Company may terminate the Employment Period (i) if the Executive shall have been unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months, or any six months in a twelve-month period (a “Disability”), or (ii) with or without Cause;

(c) By the Executive. The Executive may terminate the Employment Period at any time for Good Reason or without Good Reason; it being understood that, subject to Section 9(c), in the event of a termination of the Employment Period by the Executive without Good Reason on or after November 9, 2005, the parties hereto may (but are not required to) agree that the Executive will continue to serve the Company as non-executive Chairman of the Board in accordance with the terms and conditions of Appendix A (a “Chairmanship Only Resumption”); or

(d) Non-Renewal. The Employment Period may terminate pursuant to the terms of Section 2. The expiration of the Employment Period due to a notice of non-renewal tendered by the Company to the Executive shall be treated as a termination of the Employment Period by the Company without Cause. The expiration of the Employment Period due to a notice of non-renewal tendered by the Executive to the Company shall be treated as a termination of the Employment Period by the Executive without Good Reason.

9. Compensation upon Termination. Except as expressly provided in Section 9(c), the Executive’s employment as both Chief Executive Officer of the Company and Chairman of the Board must be terminated in order for the Executive to receive any payment or other benefit under this Section 9.

(a) Death. If the Employment Period terminates as a result of the Executive’s death, the Company shall promptly pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d), and the Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any life insurance, death in service or other equivalent policy for the benefit of the Executive).

(b) Disability. If the Company terminates the Employment Period because of the Executive’s Disability, the Company shall promptly pay to the Executive after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d), and the Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any disability or other medical insurance policy for the benefit of the Executive).

(c) By the Company for Cause; By the Executive Without Good Reason. If the Company terminates the Employment Period for Cause or if the Executive terminates the Employment Period without Good Reason, the Company shall promptly pay to the Executive after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d).

In addition, if the Executive terminates the Employment Period without Good Reason on or after November 9, 2005, and the parties hereto agree that such termination will result in a Chairmanship Only Resumption, then the Executive will continue to serve the Company as non-executive Chairman of the Board in accordance with the terms and conditions set forth in Appendix A. Upon a Chairmanship Only Resumption, all outstanding New Stock Options, Existing Stock Options, shares of restricted Company Common Stock, and the Performance Share Award held by the Executive shall continue to vest and be exercisable in accordance with their terms, and shall be subject to the terms of Appendix A.

If the Executive terminates the Employment Period without Good Reason on or after November 9, 2005, but such termination does not result in a Chairmanship Only Resumption, (i) all unvested New Stock Options, shares of restricted Company Common Stock, and the Performance Share Award held by the Executive shall become fully vested and, in the case of the New Stock Options, fully exercisable on the Date of Termination, and the Executive shall be entitled to exercise all such options until the second anniversary of the Date of Termination, but in no event may any option be exercised on a date later than the expiration date of such option set forth in the option award, and (ii) all outstanding Existing Stock Options shall not be modified in any way by the terms of this Agreement and shall be treated in accordance with the terms of Section 9(c) of the Prior Agreement (which addresses the treatment of Existing Stock Options upon a termination of the Executive’s employment as Chairman of the Board by the Executive without Good Reason), which terms are not superseded by this Agreement (other than with respect to restricted Company Common Stock) and are hereby restated herein as follows: “If after the first anniversary of the Effective Date the Chairman terminates the Employment Period without Good Reason, all unvested options to purchase Company Common Stock . . . held by the Chairman shall become fully vested and, in the case of options, fully exercisable on the Date of Termination, and the Chairman shall be entitled to exercise all such options until the second anniversary of the Date of Termination.” Solely for purposes of the immediately preceding quoted language, (i) the “Effective Date” is February 27, 2004, (ii) references to the “Chairman” are references to the Executive, (iii) the “Employment Period” shall mean the period of time during which the Executive serves as Chairman of the Board, (iv) “Good Reason” has the same definition as set forth in this Agreement, and (v) the “Date of Termination” shall mean the Date of Termination under this Agreement.

Any cash payment or issuance of stock pursuant to the vesting of the Performance Share Award provided for in this Section 9(c) shall be made by the Company within thirty days following the Date of Termination, except as may be provided otherwise in Section 23. Other than as set forth in this Section 9(c), the Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).

(d) By the Company Without Cause; By the Executive for Good Reason. If the Company terminates the Employment Period other than for Cause, Disability or death, or the Executive terminates the Employment Period for Good Reason, the Executive shall be entitled to the Separation Benefits (as defined in Section 9(e)). Other than as set forth herein, the Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).

If requested by the Company, the Executive will execute a customary general release in a form satisfactory to the Company in furtherance of this Agreement and as a condition to the receipt of any Separation Benefits. Nothing in this Section 9(d) shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of the Executive to the Company or others for any action or omission by the Executive, including without limitation any actions which formed, or could have formed, the basis for termination of the Executive’s employment for Cause.

(e) Separation Benefits. For purposes of this Agreement, “Separation Benefits” shall mean:

(i) payment by the Company to the Executive of a cash lump sum equal to:

(A)	any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination;

(B)	a pro-rata portion of the Executive’s target bonus for the fiscal year in which the Date of Termination occurs (such pro rata amount to be determined by multiplying such target bonus by a fraction, the numerator of which is the number of days of the then current fiscal year that have elapsed prior to the Date of Termination, and the denominator of which is 365);

(C) the Base Salary multiplied by two;

(D)	the Executive’s “annual target bonus” (as defined below) multiplied by one if the Performance Share Award has not fully vested as of the Date of Termination, and multiplied by two if the Performance Share Award has fully vested as of the Date of Termination; and

(E) an additional payment of $200,000;

(ii) continued provision by the Company of welfare benefits and perquisites pursuant to Section 5(d) to the Executive for the twenty-four-month period commencing on the Date of Termination (or, to the extent such benefits or perquisites cannot be so provided or as elected by the Company, the Company shall make a cash payment to the Executive in an amount sufficient (on an after-tax basis) to allow the Executive to obtain comparable benefits and perquisites for such period), unless and until the Executive receives any such or similar benefits and perquisites while employed in any capacity during such twenty-four-month period; and

(iii) all unvested New Stock Options, shares of restricted Company Common Stock, and the Performance Share Award held by the Executive shall become fully vested and, in the case of the New Stock Options, fully exercisable on the Date of Termination, and the Executive shall be entitled to exercise all such options until February 27, 2010, or, if later, until the second anniversary of the Date of Termination, but in no event may any option be exercised on a date later than the expiration date of such option set forth in the option award. For purposes of this Section 9(e), the Executive’s “annual target bonus” will be equal to the Executive’s Base Salary then in effect.

All outstanding Existing Stock Options shall not be modified in any way by the terms of this Agreement and shall be treated in accordance with the terms of Section 9(d) of the Prior Agreement (which addresses the treatment of Existing Stock Options upon a termination of the Executive’s employment as Chairman of the Board by the Company other than for Cause, Disability or death, or by the Executive for Good Reason), which terms are not superseded by this Agreement (other than with respect to restricted Company Common Stock) and are hereby restated herein as follows: “If at any time during the Employment Period the Company terminates the Employment Period other than for Cause, Disability or death or the Executive terminates the Employment Period for Good Reason, all unvested options to purchase Company Common Stock . . . held by the Chairman shall become fully vested and, in the case of options, fully exercisable on the Date of Termination, and the Chairman shall be entitled to exercise all such options until the sixth anniversary of the Effective Date or, if later, until the second anniversary of the Date of Termination.” Solely for purposes of the immediately preceding quoted language, (i) the “Employment Period” shall mean the period of time during which the Executive serves as Chairman of the Board, (ii) “Cause,” “Disability” and “Good Reason” have the same definitions as set forth in this Agreement, (iii) references to the “Chairman” and “Executive” are references to the Executive, (iv) the “Date of Termination” shall mean the Date of Termination under this Agreement, and (v) the “Effective Date” is February 27, 2004.

Any cash payment, and any cash payment or issuance of Company Common Stock pursuant to the vesting of the Performance Share Award, provided for in this Section 9(e) shall be made by the Company within thirty days following the Date of Termination, except as may be provided otherwise by Section 23.

(f) Liquidated Damages. The parties acknowledge and agree that damages suffered by the Executive as a result of a termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the payments and benefits provided pursuant to Section 9(d) shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Company plan, such liquidated damages shall be in lieu of all other claims that the Executive may make with respect to the termination of the Executive’s employment, the Employment Period or any such breach of this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as specifically provided in clause (ii) of Section 9(e), such amounts shall not be reduced whether or not the Executive obtains other employment.

10. Noncompetition and Nonsolicitation.

(a) Noncompetition. THIS SECTION 10(a) SHALL HAVE NO FORCE OR EFFECT, AND SHALL NOT BE DEEMED A PART OF THIS AGREEMENT, DURING ANY AND ALL PERIODS IN WHICH THE EXECUTIVE PERFORMS SERVICES AS AN EMPLOYEE OF THE COMPANY PRINCIPALLY IN THE STATE OF CALIFORNIA, BUT SHALL BECOME IMMEDIATELY EFFECTIVE IF AND TO THE EXTENT THE EXECUTIVE PERFORMS SERVICES AS AN EMPLOYEE OF THE COMPANY PRINCIPALLY IN A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. The Executive acknowledges that in the course of the Executive’s employment with the Company and its Affiliates and their predecessors, the Executive has and will continue to become familiar with the trade secrets of, and other confidential information concerning, the Company and its Affiliates and their predecessors, that the Executive’s services will be of special, unique and extraordinary value to the Company and its Affiliates and that the Company’s ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depends substantially on the skills and expertise of the Executive. Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that, during the Combined Employment Period and for a period of twelve months following the termination of the Combined Employment Period for any reason other than a termination of employment in which Section 9(d) applies (in which case the restrictions set forth in this Section 10 shall not apply following the Employment Period) (the “Restricted Period”), the Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Affiliates, in any country where the Company or its Affiliates conducts business; provided, however, that passive investments amounting to no more than three percent of the voting equity of a business and the Executive’s other current positions and activities described in Section 3 shall not be prohibited hereby.

(b) Nonsolicitation. During the Restricted Period, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way willfully interfere with the relationship between the Company or any Affiliate and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.

(c) Enforcement. If, at the time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. If the provisions of this Section 10 shall be deemed illegal by any jurisdiction, the provisions in this Section 10 shall be deemed ineffective within such jurisdiction. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

11.

Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its Affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), interest and the additional 20% tax imposed under Code Section 409A(a)(1)(B), and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 11(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of the Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by Deloitte & Touche LLP or such other nationally recognized public accounting firm agreed to by the Executive and the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as an accountant or auditor for the individual, entity or group (other than the Company) effecting the change of control resulting in an Excise Tax, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Further, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

12. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)

If to the Company:

Conexant Systems, Inc.
4000 MacArthur Boulevard, West Tower
Newport Beach, CA 92660
Fax: (949) 483-9475

Attention: Dennis E. O’Reilly, Senior Vice President, Chief Legal Officer and Secretary

(b) If to the Executive:

at the address on the books and records of the Company at the time of such notice, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

14. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12 and 23 (and the equivalent provisions of Appendix A, if applicable) shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

15. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any merger, consolidation or sale of all or substantially all of the assets of the Company and any similar event with respect to any successor corporation. Notwithstanding anything herein to the contrary, the rights and obligations of the Company hereunder shall inure to the benefit of, and shall be binding upon, any successor to the Company or its business by merger or otherwise, whether or not there is an express assignment, delegation or assumption of such rights and obligations.

16. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not be construed as a waiver of any such provisions, rights or privileges hereunder, or a waiver of any subsequent breach or default of a similar nature.

18. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including the choice of law rules thereof).

20. Entire Agreement. Except as otherwise provided in this Section 20 and except to the extent certain provisions of the Prior Agreement are expressly incorporated herein, this Agreement (including Appendix A annexed hereto) constitutes the entire agreement between the parties respecting the employment of the Executive and replaces and supersedes the Replaced Agreements, there being no representations, warranties or commitments between the parties except as set forth herein. Notwithstanding any other provision of this Agreement to the contrary, the Continued Agreement shall remain in full force and effect in accordance with its terms, and in the event of any conflict between this Agreement and the Continued Agreement, the agreement with terms more favorable to the Executive will control, without duplication. The Executive agrees and acknowledges that, except as otherwise provided in this Agreement, the Executive shall have no rights under the Replaced Agreements and shall have no claim against the Company or any of its Affiliates or predecessors with respect to the Replaced Agreements.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22. Legal Expenses. The Company shall pay or reimburse the Executive for reasonable attorneys’ fees incurred by the Executive in connection with the negotiation of this Agreement and the Executive’s commencement of employment hereunder.

23. Provisions Regarding Code Section 409A.

(a) Six-Month Wait for Key Employees Under Separation from Service. To the extent any amount payable under this Agreement constitutes amounts payable under a “nonqualified deferred compensation plan” (as defined in Code Section 409A) following a “separation from service” (as defined in Code Section 409A), including any amount payable under Sections 9 or 11 of this Agreement or Section 8 of Appendix A, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made until the date that is six months following the Executive’s “separation from service,” but only if the Executive is then deemed to be a “specified employee” under Code Section 409A.

(b) Necessary Amendments Due to Code Section 409A. The parties hereto acknowledge that the requirements of Code Section 409A are still being developed and interpreted by government agencies, that certain issues under Code Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Code Section 409A, including amendments necessary to ensure that compensation will not be subject to Code Section 409A, the Executive agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion, provided that it has first negotiated with the Executive on a good faith basis to construct an amendment that would be mutually satisfactory to the parties hereto.

(c) Gross-Up for Code Section 409A Liabilities. Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any compensation, payment or distribution by the Company or its Affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the interest and additional 20% tax imposed by Code Section 409A (a “409A Amount”), then the Executive shall be entitled to receive a payment (a “409A Gross-Up Payment”) in an amount such that after payment by the Executive of the interest and the additional 20% tax imposed under Code Section 409A(a)(1)(B) (including any interest and additional 20% tax imposed with respect to such payment) and any income taxes imposed on the 409A Gross-Up Payment only (and any interest and penalties imposed with respect thereto), the Executive retains an amount equal to the 409A Amount.

24. Definitions.

"Affiliate” means any entity from time to time designated by the Board and any other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition: “control” means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

"Board” means the board of directors of the Company.

"Cause” means: (i) the Executive’s indictment or conviction of or entering into a plea of guilty or no contest to a felony or a crime involving moral turpitude or the intentional commission of any other act or omission involving dishonesty or fraud that is materially injurious to the Company or any of its Affiliates; (ii) the Executive’s substantial and repeated failure to perform duties of the office(s) held by the Executive, as reasonably directed by the Board, if such failure is not cured within thirty days after the Executive receives written notice thereof; (iii) gross negligence or willful misconduct in the performance of the Executive’s duties which materially injures the Company or its reputation; or (iv) the Executive’s willful breach of the material covenants of this Agreement.

"Code” means the Internal Revenue Code of 1986, as amended.

"Combined Employment Period” means the Employment Period, as defined in Section 2, plus the Subsequent Employment Period, if any, as defined in Section 2 of Appendix A annexed hereto.

"Date of Termination” means: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, thirty days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty-day period; (iii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination; (iv) if the Executive’s employment is terminated during the Employment Period for any other reason, the date on which Notice of Termination is given; or (v) if the Executive’s employment is terminated due the non-renewal of the Employment Period in accordance with Section 2 hereof, the date on which the Employment Period expires by its terms.

"Good Reason” means, in the absence of a written consent of the Executive: (i) the assignment to the Executive (other than an isolated, insubstantial or inadvertent assignment not occurring in bad faith) of any duties inconsistent with, or material reduction in or material change of, the Executive’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities as contemplated by Section 3 hereof or Section 3 of Appendix A, as applicable, and which is not remedied by the Company within ten days after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Section 5 hereof or Section 5 of Appendix A, as applicable, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company within ten days after receipt of notice thereof given by the Executive; or (iii) the Company’s requiring the Executive to be based at any office or location more than fifty miles from that identified in Section 4 hereof or Section 4 of Appendix A, as applicable.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

CONEXANT SYSTEMS, INC. By:	/s/

Name: M. Vishny

Title: Senior Vice President,

Human Resources

DWIGHT W. DECKER

/s/

APPENDIX A TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

WHEREAS, the Executive and the Company are parties to an amended and restated employment agreement, dated as February 28, 2005 (the “Agreement”), to which this Appendix A is annexed;

WHEREAS, pursuant to the terms of the Agreement, in certain circumstances, the parties may, but are not required to, agree that, following the Executive’s current service as Chief Executive Officer of the Company, the Executive will continue to serve the Company as the non-executive Chairman of the Board;

WHEREAS, in the event of such agreement, the parties desire that the Executive serve the Company as its non-executive Chairman of the Board pursuant to terms and conditions that are substantially similar to the terms and conditions of the Prior Agreement; and

WHEREAS, this Appendix A sets forth terms and conditions that are substantially similar to the terms and conditions of the Prior Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Appendix A, and only upon a Chairmanship Only Resumption, the Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, for the Subsequent Employment Period set forth in Section 2 and in the position and with the duties set forth in Section 3. Except as otherwise provided in this Appendix A, terms used herein with initial capitalization are defined in the Agreement. Except as otherwise provided in, or as may be inconsistent with the terms of, this Appendix A, the provisions of the Agreement shall apply to this Appendix A.

2. Term. Unless earlier terminated pursuant to Section 7, the term of the Executive’s employment hereunder in the position referenced in Section 3 shall commence on the Commencement Date and shall conclude on the later of (a) the date that is two years and four months after the Commencement Date and (b) the day on which the Executive ceases to be a member of the Board (the “Subsequent Employment Period”). The “Commencement Date” means the day after the Date of Termination of the Executive as Chief Executive Officer of the Company.

3. Position and Duties. The Executive shall serve as non-executive Chairman of the Board during the Subsequent Employment Period. As non-executive Chairman of the Board, the Executive shall preside over all meetings of shareholders of the Company and of the Board, shall enforce the observance of the rules of order for meetings of shareholders and the Board, and shall render such services to the Company of the type customarily performed by persons serving in a similar capacity and as reasonably determined by the Board with regard to the Executive’s status and position within the Company, including those outlined in Exhibit I annexed hereto. The Executive shall report to the Board. The Executive shall devote the Executive’s reasonable best efforts to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company during the Subsequent Employment Period, it being understood that the Executive’s employment under this Appendix A is not intended to be full-time and that the Executive may, consistent with the other provisions of this Appendix A and the Agreement, pursue other business interests, including but not limited to the Executive’s current positions and activities in respect of Mindspeed Technologies, Inc., Skyworks Solutions, Inc., Jazz Semiconductor, Inc., BCD Semiconductor, Inc. and Pacific Mutual Holding Company, and may devote time to managing the Executive’s personal investments and to charitable and community activities.

4. Place of Performance. During the Subsequent Employment Period, the Executive’s primary place of employment and work location shall be Newport Beach, California, except for reasonable travel on Company business and as otherwise consented to by the Executive.

5. Compensation.

(a) Base Salary. During the Subsequent Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”). During the first four months of the Subsequent Employment Period, the Base Salary shall be the Executive’s Base Salary in effect on the Date of Termination of the Executive as Chief Executive Officer of the Company. During the two years of the Subsequent Employment Period thereafter, the Base Salary shall be $100,000. Thereafter, the Base Salary shall be determined by the Board or the Compensation Committee no less frequently than annually and may be increased (but not decreased) at the discretion of the Board or the Compensation Committee. If the Base Salary is increased following the first four months of the Subsequent Employment Period, the increased amount shall be the Base Salary for the remainder of the Subsequent Employment Period. The Base Salary shall be payable monthly or in such other installments as shall be consistent with the Company’s payroll procedures in effect from time to time.

(b) Bonus. During the Subsequent Employment Period, the Executive shall be eligible to earn such annual performance bonuses, if any, as the Board or the Compensation Committee shall in its sole discretion determine. The Executive shall also be eligible, in the sole discretion of the Board or the Compensation Committee, to receive a pro rata portion of the Executive’s target bonus for the fiscal year in which the Chairmanship Only Resumption occurs. Such pro rata bonus, if any, would be payable with respect to the period of time during that fiscal year that the Executive served as both Chief Executive Officer of the Company and Chairman of the Board.

(c) Equity Compensation. During the Subsequent Employment Period, the Executive shall receive equity compensation from the Company as follows: (i) for the two-year period commencing upon the four-month anniversary of the Commencement Date, the Company shall grant to the Executive twice the amount of equity awards, and in the same form of equity award, granted to non-employee members of the Board during such periods; and (ii) thereafter, the Company shall grant to the Executive such equity awards as the Board or the Compensation Committee shall determine. All outstanding unvested equity awards granted to the Executive before, on or after the Commencement Date shall continue to vest during the Subsequent Employment Period in accordance with their terms.

(d) Benefits. Subject to the provisions of the next following sentence in respect of executive perquisites, during the Subsequent Employment Period, the Executive will be entitled to all employee benefits (including, but not limited to, health, dental, life and disability insurance, 401(k) plan participation, and incentive plans and other arrangements) made available to senior executives, provided that the Executive will not accrue vacation on and after the Commencement Date and all of the Executive’s accrued and unused vacation as of the Commencement Date will be paid to the Executive on or about such date (to the extent not already paid to the Executive under the Agreement). During the first ten months of the Subsequent Employment Period, the Executive will also be entitled to all executive perquisites (including but not limited to financial planning, health club reimbursement and airline clubs) made available to senior executives of the Company. Thereafter, the Executive will be entitled to all perquisites made available to non-employee members of the Board. Without limiting the foregoing, for at least the first ten months of the Subsequent Employment Period, the Executive will be entitled to maintain his current executive office configuration and administrative support. Nothing contained in this Appendix A shall prevent the Company from terminating plans, changing carriers or effecting modifications in employee benefits coverage for the Executive as long as such modifications are Company-wide modifications that affect all similarly situated employees of the Company.

(e) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due to the Executive under this Appendix A any applicable federal, state or local taxes and such other deductions as are prescribed by law.

6. Expenses. The Executive is expected and is authorized, subject to the business expense policies as determined by the Company, to incur reasonable expenses in the performance of the Executive’s duties hereunder, including the costs of entertainment, travel, and similar business expenses. The Company shall promptly reimburse the Executive for all such expenses upon periodic presentation by the Executive of an accounting of such expenses on terms applicable to senior executives of the Company.

7. Termination of Employment. Any termination of the Subsequent Employment Period by the Company or the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 of the Agreement. For purposes of this Appendix A, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Appendix A relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Subsequent Employment Period under the provision so indicated. Termination of the Subsequent Employment Period shall take effect on the Date of Termination of the Subsequent Employment Period. The Subsequent Employment Period shall be terminated under the following circumstances:

(a) Death. The Subsequent Employment Period shall terminate upon the Executive’s death;

(b) By the Company. The Company may terminate the Subsequent Employment Period (i) if the Executive shall have been unable to perform all of the Executive’s duties under this Appendix A by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months, or any six months in a twelve-month period (a “Disability”), or (ii) with or without Cause; or

(c) By the Executive. The Executive may terminate the Subsequent Employment Period at any time for Good Reason or without Good Reason.

8. Compensation upon Termination.

(a) Death. If the Subsequent Employment Period terminates as a result of the Executive’s death, the Company shall promptly pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, after the Date of Termination of the Subsequent Employment Period any accrued but unpaid Base Salary through the Date of Termination of the Subsequent Employment Period and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination of the Subsequent Employment Period in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d) of this Appendix A, and the Company shall have no further obligations to the Executive under this Appendix A or otherwise (other than pursuant to any employee benefit plan and any life insurance, death in service or other equivalent policy for the benefit of the Executive).

(b) Disability. If the Company terminates the Subsequent Employment Period because of the Executive’s Disability, the Company shall promptly pay to the Executive after the Date of Termination of the Subsequent Employment Period any accrued but unpaid Base Salary through the Date of Termination of the Subsequent Employment Period and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination of the Subsequent Employment Period in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d) of this Appendix A, and the Company shall have no further obligations to the Executive under this Appendix A or otherwise (other than pursuant to any employee benefit plan and any disability or other medical insurance policy for the benefit of the Executive).

(c) By the Company for Cause; By the Executive Without Good Reason. If the Company terminates the Subsequent Employment Period for Cause or if the Executive terminates the Subsequent Employment Period without Good Reason, the Company shall promptly pay to the Executive after the Date of Termination of the Subsequent Employment Period any accrued but unpaid Base Salary through the Date of Termination of the Subsequent Employment Period and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination of the Subsequent Employment Period in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d) of this Appendix A.

If after the four-month anniversary of the Commencement Date the Executive terminates the Subsequent Employment Period without Good Reason, (i) all unvested New Stock Options, shares of restricted Company Common Stock, and the Performance Share Award held by the Executive shall become fully vested and, in the case of the New Stock Options, fully exercisable on the Date of Termination of the Subsequent Employment Period, and the Executive shall be entitled to exercise all New Stock Options until the second anniversary of the Date of Termination of the Subsequent Employment Period, but in no event may any option be exercised on a date later than the expiration date of such option set forth in the option award, and (ii) all outstanding Existing Stock Options shall not be modified in any way by the terms of this Appendix A and shall be treated in accordance with the terms of Section 9(c) of the Prior Agreement (which addresses the treatment of Existing Stock Options upon a termination of the Executive’s employment as Chairman of the Board by the Executive without Good Reason), which terms are not superseded by this Appendix A (other than with respect to restricted Company Common Stock) and are hereby restated herein as follows: “If after the first anniversary of the Effective Date the Chairman terminates the Employment Period without Good Reason, all unvested options to purchase Company Common Stock . . . held by the Chairman shall become fully vested and, in the case of options, fully exercisable on the Date of Termination, and the Chairman shall be entitled to exercise all such options until the second anniversary of the Date of Termination.” Solely for purposes of the immediately preceding quoted language, (i) the “Effective Date” is February 27, 2004, (ii) references to the “Chairman” are references to the Executive, (iii) the “Employment Period” shall mean the period of time during which the Executive serves as Chairman of the Board, (iv) “Good Reason” has the same definition as set forth in the Agreement, and (v) the “Date of Termination” shall mean the Date of Termination of the Subsequent Employment Period under this Appendix A.

Any cash payment or issuance of Company Common Stock pursuant to the vesting of the Performance Share Award provided for in this Section 8(c) shall be made by the Company within thirty days following the Date of Termination of the Subsequent Employment Period, except as may be provided otherwise by Section 23 of the Agreement.

Other than as set forth in this Section 8(c), the Company shall have no further obligations to the Executive under this Appendix A or otherwise (other than pursuant to any employee benefit plan).

(d) By the Company Without Cause; By the Executive for Good Reason. If during the first year following the Commencement Date the Company terminates the Subsequent Employment Period other than for Cause, Disability, or death, or the Executive terminates the Subsequent Employment Period for Good Reason, the Executive shall be entitled to the Separation Benefits set forth in Section 9(e). Thereafter, if the Company terminates the Subsequent Employment Period other than for Cause, Disability or death, or the Executive terminates the Subsequent Employment Period for Good Reason, the Company shall pay to the Executive a cash lump sum equal to (i) any accrued but unpaid Base Salary through the Date of Termination of the Subsequent Employment Period and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination of the Subsequent Employment Period, (ii) any earned but unpaid target bonus for the fiscal year in which the Date of Termination of the Subsequent Employment Period occurs, and (iii) an additional payment of $200,000.

Without limiting the provisions of the preceding paragraph, if at any time the Company terminates the Subsequent Employment Period other than for Cause, Disability or death, or the Executive terminates the Subsequent Employment Period for Good Reason, (i) all unvested New Stock Options, shares of restricted Company Common Stock, and the Performance Share Award held by the Executive shall become fully vested and, in the case of the New Stock Options, fully exercisable on the Date of Termination of the Subsequent Employment Period, and the Executive shall be entitled to exercise all New Stock Options until February 27, 2010, or, if later, until the second anniversary of the Date of Termination of the Subsequent Employment Period, but in no event may any option be exercised on a date later than the expiration date of such option set forth in the option award, and (ii) all outstanding Existing Stock Options shall not be modified in any way by the terms of this Appendix A and shall be treated in accordance with the terms of Section 9(d) of the Prior Agreement (which addresses the treatment of Existing Stock Options upon a termination of the Executive’s employment as Chairman of the Board by the Company other than for Cause, Disability or death, or by the Executive for Good Reason), which terms are not superseded by this Appendix A (other than with respect to restricted Company Common Stock) and are hereby restated herein as follows: “If at any time during the Employment Period the Company terminates the Employment Period other than for Cause, Disability or death or the Executive terminates the Employment Period for Good Reason, all unvested options to purchase Company Common Stock . . . held by the Chairman shall become fully vested and, in the case of options, fully exercisable on the Date of Termination, and the Chairman shall be entitled to exercise all such options until the sixth anniversary of the Effective Date or, if later, until the second anniversary of the Date of Termination.” Solely for purposes of the immediately preceding quoted language, (i) the “Employment Period” shall mean the period of time during which the Executive serves as Chairman of the Board, (ii) “Cause” and “Good Reason” have the same definitions as set forth in the Agreement and “Disability” has the same definition as set forth in this Appendix A, (iii) references to the “Chairman” and “Executive” are references to the Executive, (iv) the “Date of Termination” shall mean the Date of Termination of the Subsequent Employment Period under this Appendix A, and (v) the “Effective Date” is February 27, 2004.

Any cash payment, and any cash payment or issuance of Company Common Stock pursuant to the vesting of the Performance Share Award, provided for in this Section 8(d) shall be made by the Company within thirty days following the Date of Termination of the Subsequent Employment Period, except as may be provided otherwise by Section 23 of the Agreement.

Other than as set forth herein, the Company shall have no further obligations to the Executive under this Appendix A or otherwise (other than pursuant to any employee benefit plan).

If requested by the Company, the Executive will execute a customary general release in a form satisfactory to the Company in furtherance of this Appendix A and as a condition to the receipt of any benefits under this Section 8(d). Nothing in this Section 8(d) shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of the Executive to the Company or others for any action or omission by the Executive, including without limitation any actions which formed, or could have formed, the basis for termination of the Executive’s employment for Cause.

(e) Separation Benefits. For purposes of this Appendix A, “Separation Benefits” shall mean:

(i) payment by the Company to the Executive of a cash lump sum equal to:

(A)	any accrued but unpaid Base Salary through the Date of Termination of the Subsequent Employment Period and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination of the Subsequent Employment Period;

(B)	a pro-rata portion of the Executive’s target bonus for the fiscal year in which the Date of Termination of the Subsequent Employment Period occurs (such pro rata amount to be determined by multiplying such target bonus by a fraction, the numerator of which is the number of days of the then current fiscal year that have elapsed prior to the Date of Termination of the Subsequent Employment Period, and the denominator of which is 365);

(C)	the Base Salary multiplied by two (calculated using the Executive’s Base Salary in effect on the Date of Termination of the Executive as Chief Executive Officer of the Company);

(D)	the Executive’s “annual target bonus” (as defined below) multiplied by two; and

(E) an additional payment of $200,000; and

(ii) continued provision by the Company of welfare benefits and perquisites pursuant to Section 5(d) to the Executive for the twenty-four-month period commencing on the Date of Termination of the Subsequent Employment Period (or, to the extent such benefits or perquisites cannot be so provided or as elected by the Company, the Company shall make a cash payment to the Executive in an amount sufficient (on an after-tax basis) to allow the Executive to obtain comparable benefits and perquisites for such period), unless and until the Executive receives any such or similar benefits and perquisites while employed in any capacity during such twenty-four-month period.

For purposes of this Section 9(e), the Executive’s “annual target bonus” will be equal to the Executive’s Base Salary in effect on the Date of Termination of the Executive as Chief Executive Officer of the Company. Any cash payment provided for in this Section 8(e) shall be made by the Company within thirty days following the Date of Termination of the Subsequent Employment Period, except as may be provided otherwise by Section 23 of the Agreement.

(f) Liquidated Damages. The parties acknowledge and agree that damages suffered by the Executive as a result of termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the payments and benefits provided pursuant to Section 8(d) shall constitute liquidated damages for any breach of this Appendix A by the Company through the Date of Termination of the Subsequent Employment Period. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Appendix A or any applicable Company plan, such liquidated damages shall be in lieu of all other claims that the Executive may make with respect to termination of the Executive’s employment, the Subsequent Employment Period or any such breach of this Appendix A or the Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Appendix A, and, except as specifically provided in clause (ii) of Section 8(e), such amounts shall not be reduced whether or not the Executive obtains other employment.

9. Certain Additional Payments by the Company. Section 11 of the Agreement shall apply equally to payments or distributions made (or, if not yet made, payable or distributable) to the Executive under this Appendix A.

10. Provisions Regarding Code Section 409A. Section 23 of the Agreement shall apply equally to compensation, payments or distributions made (or, if not yet made, payable or distributable) to the Executive under this Appendix A.

Exhibit I to Appendix A

Summary of the Executive’s Roles and Responsibilities

Board Operations

1) Provides leadership to the Board and presides over meetings of the Board.

2)	Works with the Board Governance and Composition Committee to establish procedures to govern the Board’s work, and guidelines for Board membership and conduct, and to ensure that each director is making a significant contribution.

3)	Works with the Board Governance and Composition Committee to ensure proper committee structures, including the assignment of committee chairs and committee members.

4)	Organizes and sets the agenda for regular and special Board meetings based on input from senior management and other directors.

5)	Schedules meetings of the full Board and works with committee chairs to coordinate the schedule of meetings for committees.

6)	Helps ensure achievement of the Board’s goals by assigning specific tasks to Board members.

Liaison between the Board and Management

1) Acts as a liaison between the Board and management.

2)	Ensures proper flow of information to the Board, reviewing the adequacy and timing of documentary materials in support of management proposals.

3) Ensures adequate lead time for effective review and discussion of Company business.

Shareholder Communications

1)	Oversees the preparation and distribution of the Company’s annual report and proxy materials distributed to shareholders.

2) Presides over annual meetings of shareholders.

External Communications

1)	Together with the Chief Executive Officer, represents the Company to external constituents, including: shareholders; local communities; applicable industry association groups; educational institutions; and local, state and federal governments.